Exhibit 10.1
SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) dated as of June 24, 2009 between Global Employment Holdings, Inc., a Delaware corporation (“Holdings”), Global Employment Solutions, Inc., a Colorado corporation (“GES,” and together with Holdings, the “Company”), and Howard Brill (“Employee”).
WHEREAS, Employee, Holdings and GES are parties to an Amended and Restated Employment Agreement, dated as of July 15, 2006 (the “Old Employment Agreement”); and
WHEREAS, the Company and Employee desire to amend and restate the Old Employment Agreement, providing for the continued employment of Employee as Chief Executive Officer and President of Holdings and GES, upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual undertakings contained herein, the parties agree as follows:
ARTICLE 1. EMPLOYMENT
1.1 Employment. Holdings and GES agree to continue to employ Employee, and Employee hereby accepts continued employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on June 24, 2009 (the “Effective Date”) and ending as provided in Section 1.4 (the “Employment Period”).
1.2 Position and Duties.
(a) During the Employment Period, Employee shall serve as President and Chief Executive Officer of Holdings and GES. Employee shall report directly to the Boards of Directors of Holdings and GES.
(b) Employee shall be responsible for the operation and performance of the Company and shall have the responsibilities and carry out the customary functions of a President and Chief Executive Officer.
(c) Employee shall devote his best efforts and full business time and attention (except for reasonable amounts of time devoted to civic and charitable causes, permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries. Employee shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

(d) The President and Chief Executive Officer’s duties and responsibilities shall be those customary of a President and Chief Executive Officer including, but not limited to: (1) planning, developing and establishing the policies and directives of the Company; (2) maintaining the position as the top executive officer in the Company, reporting only to the Boards of Directors of Holdings and GES; (3) overseeing and developing organizational policies and coordinating divisions and departments; (4) overseeing the entire budget or all components of the budget of the Company; (5) directing and planning the formulation of financial programs to provide funding for new or continued operations; (6) overseeing and directing the planning and development of industrial, labor and public relations policies; and (7) overseeing and making decision concerning the day-to-day operations of the Company.
(e) In the event the Board of Directors of Holdings (the “Board”) requires, upon a formal resolution duly adopted by the Board, that Employee personally guarantee any Company loans, obligations or other indebtedness, purchase additional securities in the Company or make any other personal commitment for the benefit of the Company outside the scope of the Employee’s employment hereunder, such action shall be deemed a material diminution of the Employee’ authority, duties and responsibilities.
1.3 Salary, Bonus and Benefits.
(a) During the Employment Period, Employee’s base salary (the “Base Salary”) shall be $475,000 per annum, which salary shall be payable in regular installments in accordance with the Company’s general payroll practices. The Base Salary shall increase automatically on the first day of each calendar year by the same percentage as the increase, if any, in the most recent annual average U.S. Total Consumer Price Index from the annual average U.S. Total Consumer Price Index for the immediately prior calendar year. The Compensation Committee (the “Compensation Committee”) of the Board shall annually review Employee’s Base Salary relative to that paid to chief executive officers of other similarly sized and situated companies; provided, however, the Compensation Committee shall not reduce the Base Salary.
(b) During the Employment Period, Employee shall be entitled to participate in all of the Company’s employee benefit programs for which similarly situated employees of the Company and its Subsidiaries are generally eligible. In addition, Executive shall be entitled to a monthly car allowance of $1,500. Employee shall be entitled to six weeks paid vacation per fiscal year during the Employment Period (which vacation time shall be prorated for any partial fiscal year); provided, however, that only two weeks of any unused vacation may be carried forward to the next succeeding fiscal year. The benefits described in this Section 1.3(b) shall be collectively referred to herein as “Benefits”.
(c) At the end of each fiscal year during the Employment Period, Employee shall be eligible to receive a bonus based on Holdings’ achieving annual EBITDA target amounts (“EBITDA Bonus”) and performance criteria (“Performance Bonus”) established annually by the Compensation Committee. Promptly after the Company’s receipt of an annual audit generated by the Company’s accountants, but in no case later than 120 days after the Company’s fiscal year-end, the Company shall calculate and notify Employee of the bonus earned in the preceding fiscal year. Except as provided under Section 1.4(b) and 1.4(d), Employee must be employed with the Company or its Subsidiaries as of the end of a fiscal year to be eligible for the bonus for such fiscal year. For purposes of this Section 1.3(c), for any fiscal year, “EBITDA” shall be calculated using the definition of “Consolidated EBITDA” in the Company’s Senior Secured Convertible Notes issued on March 31, 2006, as amended and as may be further amended from time to time, (1) plus, to the extent not already added back, all transaction costs associated with the Company’s 2006 recapitalization that were paid in such year, (2) plus or minus, to the extent not already added back or deducted, any revenues or expenses, respectively, recorded with respect to the warrants issued on March 31, 2006, (3) plus or minus, to the extent not already added back or deducted, any revenues or expenses, respectively, that are unrelated to the Company’s operations prior to March 31, 2006 and (4) minus, to the extent not already deducted, the bonus to be paid to Employee for such year.

(d) The Company shall reimburse Employee for all reasonable out-of-pocket expenses incurred by him in the course of performing his duties under this Agreement upon completion of an expense report in accordance with the Company’s and its Subsidiaries’ reimbursement, reporting and documentation policies in effect from time to time with respect to travel, entertainment and other business expenses.
1.4 Term.
(a) This Employment Period shall commence on the Effective Date and terminate on the earlier to occur of (i) the date of Employee’s death or Disability, (ii) the date terminated by the Board for Cause, (iii) the date terminated by the Board without Cause, (iv) the date of voluntary resignation by Employee, (v) the date terminated by Employee for Good Reason, or (vi) June 30, 2013 if either party provides at least 30 days notice prior to June 30, 2013 that the Employment Period will not be extended for an additional one year term. The Employment Period will automatically be extended for additional one-year periods unless either party provides written notice to the other party at least 30 days prior to the end of the then-current Employment Period of his or its intent not to extend the Employment Period.
(b) The Company shall have the right to terminate the Employment Period and this Agreement upon the death (without any requirement for notice) or at any time upon written notice to Employee in the event of the Disability of Employee. In the event Employee’s employment hereunder is terminated pursuant to this Section 1.4(b), all of Employee’s rights to his Base Salary and Benefits shall immediately terminate as of the date of such termination, except that Employee (or, in the event that Employee’s employment hereunder is terminated due to Employee’s death, Employee’s heirs, personal representative or estate) shall be entitled to: (i) any earned and unpaid portion of his Base Salary, (ii) a pro rata portion of any bonus earned for the year in which such termination occurs and accrued and unpaid Benefits up to the date of termination (less all deductions or offsets for amounts owed by Employee to the Company or its Affiliates), (iii) an amount equal to the Base Salary, payable within five days of the date of termination, and (iv) continue to receive for one year following the date of termination health insurance benefits under the Company’s health insurance plan for himself and his dependants or other covered family members in the case of disability, and his dependant or other covered family members in the case of death; provided, however, that such benefits shall discontinue if Employee is otherwise eligible for health insurance benefits from another provider.
(c) The Company shall have the right to terminate the Employment Period and this Agreement for Cause at any time upon written notice to Employee. Employee shall have the right to terminate the Employment Period at any time by giving the Company 30 days written notice. Upon such termination, all of Employee’s rights to his Base Salary and Benefits shall immediately terminate as of such date of termination except that Employee shall be entitled to any earned and unpaid portion of his Base Salary and accrued and unpaid Benefits up to the date of termination (less all deductions or offsets for amounts owed by Employee to the Company or its Affiliates).

(d) The Company shall have the right to terminate the Employment Period and this Agreement without Cause at any time upon written notice to Employee and Employee shall have the right to terminate the Employment Period and this Agreement for Good Reason at any time upon written notice to the Company. If the Employment Period is terminated without Cause or for Good Reason, Employee shall be entitled to (i) continue to receive for one year following the date of termination health insurance benefits under the Company’s health insurance plan for himself and his dependants or other covered family members; provided that the Employee elects COBRA continuation coverage and provided further that such benefits shall discontinue if Employee is otherwise eligible for health insurance benefits from another provider, (ii) an amount equal to two times the Base Salary, payable within five days of the date of termination, (iii) an amount equal to the EBITDA Bonus and Performance Bonus paid for the previous fiscal year, if any, payable within five days of the date of termination; and (iv) a pro rata portion of any EBITDA Bonus and Performance Bonus earned through the end of the most recent fiscal quarter (A) with respect to the EBITDA Bonus, based upon Holdings’ achieving its EBITDA target amounts in accordance with Holdings’ budget through such fiscal quarter, and (B) with respect to the Performance Bonus, the Employee achieving the performance criteria established by the Compensation Committee for such fiscal quarter. If a Sale of the Company occurs and Employee either (1) is terminated by the purchaser substantially simultaneously with the Sale of the Company or (2) voluntarily terminates his employment because the purchaser offers employment on terms that are not substantially the same or more favorable to Employee than the terms provided in this Agreement, as determined by the Employee and the Company under an objectively reasonable standard, Employee shall be entitled to receive (x) following termination, 18 months health insurance benefits under the Company’s health insurance plan for himself and his dependants or other covered family members, provided that the Employee elects COBRA continuation coverage and provided further that such benefits shall discontinue if Employee is otherwise eligible for health insurance employed from another provider, (y) an amount equal to two and one-half times the Base Salary, payable within five days of the date of termination, and (z) an amount equal to the EBITDA Bonus and Performance Bonus paid for the previous fiscal year, if any, payable within five days of the date of termination. If a Sale of the Company occurs and Employee is offered employment substantially on the same or more favorable terms as contained in this Agreement, no payments under this Agreement shall be owing to Employee other than for earned and unpaid Base Salary through the closing date of the Sale of the Company. Employee hereby agrees that no severance compensation shall be payable in the event Employee’s employment is terminated under Section 1.4(a)(i), (ii), (iv) or (vi), or the expiration of any mutually agreed upon extensions of this Agreement, and Employee waives any claim for severance or other compensation in such event. The payment of any severance compensation under this Section 1.4(d) is conditioned upon Employee entering into the Company’s standard form release agreement, a copy of which is attached hereto. If Employee is terminated other than for Cause, Employee shall be released from the provisions of Section 5 (“Employee Lockup”) of the Noncompetition Agreement entered into as of March 31, 2006 by and between the Company and Employee.

(e) If the Company exercises its right not to renew or extend the Employment Period under Section 1.4(a), then Employee shall be entitled to (1) continue to receive for one year following the date of expiration of the Employment Period health insurance benefits under the Company’s health insurance plan for himself and his dependants or other covered family members; provided, however, that such benefits shall discontinue if Employee is otherwise eligible for health insurance benefits from another provider, and (2) an amount equal to the Base Salary, payable within five days of the date of expiration.
(f) Except as expressly set forth in this Section 1.4, all compensation and other benefits shall cease to accrue upon termination of the Employment Period.
(g) In the event this Agreement is terminated due to Employee’s death or Disability, by the Company without Cause or by Employee for Good Reason, then the Company shall cause the repayment of any loans in which Employee is the primary obligor (other than any sub debt notes purchased by Employee) and remove Employee as a guarantor of any Company loans, obligations or other indebtedness, provided that the repayment of such loans and the removal of Employee as a guarantor does not cause the Company or any of its subsidiaries to default under its borrowing facilities then in place.
1.5 Confidentiality.
(a) Employee recognizes and acknowledges that the Trade Secrets and Confidential Information obtained by him while employed by the Company and its Subsidiaries concerning the business or affairs of the Company, its Subsidiaries or any of their customers are the exclusive property of the Company and its Subsidiaries.
(b) Employee recognizes and acknowledges that the business design, functionality and business operation of the computer systems and software which the Company owns, plans or develops, or acquires from third parties, whether for its own use or for use by its customers, are confidential in nature and shall be deemed to be Trade Secrets or Confidential Information, proprietary to and the exclusive property of the Company. Employee further recognizes and acknowledges that in order to enable the Company to perform services for its customers, such customers may furnish to the Company Trade Secrets or Confidential Information concerning the customers’ business affairs, property, methods of operation or other data and that the good-will afforded to the Company depends upon, among other things, the Company and Employee keeping such services and information confidential.
(c) Employee shall not use for his own account or disclose to any unauthorized person any Trade Secret or Confidential Information of the Company, its Subsidiaries or its customers during the Employment Period and thereafter, whether or not the Trade Secret or Confidential Information is in tangible or intangible forms, except (i) as required to perform duties for the Company, (ii) after receiving the prior written consent of the Company, or (iii) to the extent that such Trade Secret or Confidential Information becomes generally available to and available for use by the public, other than as a result of Employee’s breach of his obligations hereunder or the breach of a third party of its confidentiality or non-disclosure obligations. Employee shall take all necessary precautions against disclosure of such information to third parties during and after the term of this Agreement.

(d) Employee shall keep in strictest confidence, both during the Employment Period and thereafter, and shall not, during the Employment Period or thereafter, disclose or divulge to any unauthorized person, firm or corporation, or use directly or indirectly, for Employee’s own benefit or the benefit of others, any Trade Secret or Confidential Information including, without limitation, information as to sources of, and arrangements for, the Company’s business plan(s), use of hardware or software supplied in any way to the Company or the Company’s customers, submission and proposal procedures, customers or contact lists.
(e) Upon request of the Company and, in any event, upon the termination of the Employment Period, Employee shall return to and leave with the Company all computer programs, documentation, memoranda, notes, records, drawings, manuals, flow sheets or other documents pertaining to the Company’s business or Employee’s employment (including all copies thereof). Employee shall also leave with the Company all other materials involving, containing or incorporating any Trade Secrets or Confidential Information of the Company, its Subsidiaries or their customers.
(f) Notwithstanding the foregoing, in the event Employee becomes legally compelled to disclose Trade Secrets or Confidential Information pursuant to judicial or administrative subpoena or process or other legal obligation, Employee may make such disclosure only to the extent required, in the opinion of counsel for Employee, to comply with such subpoena, process or other obligation. Employee shall, as promptly as possible and in any event prior to the making of such disclosure, notify the Company of any such subpoena, process or obligation and shall cooperate with the Company in seeking a protective order or other means of protecting the confidentiality of the Trade Secrets and Confidential Information.
1.6 Ownership of Inventions, Patents, Etc. Employee agrees that all copyrights, works, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relate to the actual or anticipated business, research and development or existing or anticipated future products or services of the Company or its Subsidiaries and which are conceived, developed or made by Employee while employed by the Company (“Work Product”) shall be the sole and complete property of the Company and that all other provisions of this Agreement shall fully apply to all Work Products. Employee further agrees that all Word Products made and works created by Employee shall be considered “works made for hire” pursuant to the U.S. Federal Copyright Act of 1976, as amended. Employee shall promptly disclose such Work Product to the Board, perform all actions reasonably requested by the Company (whether during or after the Employment Period) to establish and confirm such ownership at the Company’s expense (including, without limitation, assignments, consents, powers of attorney and other instruments) and execute patent and copyright applications and any other instruments, deemed necessary by the Company for the prosecution of such patent applications or the acquisition of letters patent or registration of copyrights in the United States and foreign countries based on any Work Product created by Employee.
1.7 Non-Compete; Non-Solicitation. Employee has entered into a Noncompetition Agreement with the Company, dated as of March 31, 2006 (the “Noncompetition Agreement”), which is incorporated by reference herein.

1.8 Avoidance of Conflict of Interest. While employed by the Company, Employee shall not engage in any other business activity which conflicts with Employee’s duties to the Company. Under no circumstances shall Employee work for any competitor or have any financial interest in any competitor of the Company; provided, however, that this Agreement does not prohibit investment of a reasonable part of Employee’s assets in the stock or securities of any competitor whose stock or securities are publicly traded on a U.S. exchange or any internationally recognized stock exchanges.
ARTICLE 2. DEFINITIONS
As used in this Agreement, the following terms shall have the definitions set forth below:
“Affiliate” of the Company means any person or entity directly or indirectly controlling, controlled by or under common control with the Company, whether by ownership of voting securities, by contract or otherwise. Any officer or manager of the Company shall be deemed an Affiliate of the Company.
“Confidential Information” shall mean any data, observations or information, other than trade secrets, that is material, competitively sensitive, and not generally available to the public, other than as a result of a breach of a confidentiality obligation, including, but not limited to, training manuals, product development plans, marketing strategies and internal performance statistics.
“Cause” means (i) a material breach of this Agreement by Employee which, to the extent capable of cure, is not remedied within 30 days of the written notice thereof, (ii) Employee’s willful and repeated failure to materially comply with the lawful directives of the Board which, to the extent capable of cure, is not remedied within 30 days of the written notice thereof, (iii) gross negligence or willful misconduct by Employee in the performance of his duties hereunder, or (iv) the commission by Employee of theft or embezzlement of Company property or any other act (including but not limited to a felony or a crime involving moral turpitude) that is injurious in any significant respect to the property, operations, business or reputation of the Company or its Subsidiaries, as determined in good faith by the Board. The Company shall give Employee written notice of the existence of the condition or the occurrence of the event which the Company believes constitutes Cause (which notice must be given within 90 days of the date on which the Company learns of the existence of such condition or the occurrence of such event).
“Disability” means Employee’s physical or mental illness, disability or incapacity that prevents Employee from substantially performing his normal duties hereunder for 6 months or more during any 12-month period, with or without a reasonable accommodation, determined in good faith by the Board pursuant to applicable law.

“Good Reason”. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without Employee’s written consent:
(1) A material diminution in Employee’s Base Salary;
(2) A material diminution in Employee’s authority, duties, or responsibilities as set forth in this Agreement;
(3) Imposing a requirement that Employee report to someone other than the Board of Directors of Holdings or GES;
(4) A material change in the geographic location at which the Employee must perform the services; or
(5) Any other action or inaction that constitutes a material breach by the Company of the terms of this Agreement;
provided, however, that prior to any such event constituting Good Reason, Employee shall give the Company written notice of the existence of the condition or the occurrence of the event which Employee believes constitutes Good Reason (which notice must be given within 90 days of the date on which Employee learns of the existence of such condition or the occurrence of such event) and such condition shall remain uncured for a period of 30 days after the date of such notice. An event of Good Reason shall occur automatically at the expiration of such 30-day period if the relevant condition or event remains uncured at such time.
“Sale of the Company” means (i) the acquisition in one transaction or in a series of related transactions of a majority or more of the outstanding voting securities of Holdings or GES following the Effective Date by any person or “group” (as that term is used in Regulation 13D under the Securities Exchange Act of 1934), (ii) the sale of all or substantially all of the assets of Holdings or GES or (iii) the merger of Holdings or GES into another entity, other than an Affiliate of the Company, by which Holdings or GES is not the surviving entity; provided, however, that any transaction that does not result in a change in (a) at least a majority of the members of the Board of Directors of Holdings or GES following the Effective Date or (b) the holders of at least a majority of the stockholders (including their respective affiliates and Subsidiaries) of Holdings or GES following the Effective Date, shall be deemed not to be a Sale of the Company; provided further that, solely with respect to a payment subject to Section 409A of the Code (as defined below), any transaction that does not qualify as a change in the ownership of effective control, or in the ownership of a substantial portion of the assets, of the Company, shall be deemed not to be a Sale of the Company.
“Subsidiary” of an entity shall mean any corporation, limited liability company, limited partnership or other business organization of which the securities having a majority of the normal voting power in electing the board of directors, board of managers, general partner or similar governing body of such entity are, at the time of determination, owned by such entity directly or indirectly through one or more Subsidiaries.
“Trade Secret” shall mean the whole or any portion or phase of any technical information, design, process, procedure, formula, improvement, confidential business or financial information, listing of names, addresses, or telephone numbers or other information which is secret and of value relating to any business or profession.

ARTICLE 3. GENERAL PROVISIONS
3.1 Enforcement. If, at the time of enforcement of Sections 1.5, 1.6 or 1.7, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Employee’s services are unique and because Employee has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. In the event of a breach or threatened breach of this Agreement, the Company, its Subsidiaries and their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violation of, the provisions hereof (without posting a bond or other security). In the event of Employee’s breach of Section 1.7, the term of the noncompete period provided for in the Noncompetition Agreement shall be extended by a period equal to the length of such breach.
3.2 Survival. Sections 1.5, 1.6 and 1.7 shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of the Employment Period or this Agreement.
3.3 Notices. All notices or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally, one business day following when sent via a nationally recognized overnight courier, or when sent via facsimile confirmed in writing to the recipient. Such notices and other communications shall be sent to the addresses indicated below:

To the Company:

Global Employment Holdings, Inc.
10375 Park Meadows Drive, Suite 375
Lone Tree, CO 80124
Attention: Chief Financial Officer
Fax: (303) 216-9533

with a copy to:

Brownstein Hyatt Farber Schreck, LLP
410 Seventeenth Street, 22nd Floor
Denver, CO 80202
Attention: Adam J. Agron
Fax: (303) 223-1111

To Employee:

at the address set forth on the Company’s records

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.
3.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
3.5 Entire Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
3.6 Amendments and Waivers. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Employee.
3.7 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.
3.8 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.
3.9 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or of any term or provision hereof.
3.10 Binding Nature. This Agreement shall inure to the benefit of and be binding upon, the Company and its Subsidiaries and Affiliates, together with their successors and assigns, and Employee, together with Employee’s executor, administrator, personal representative, heirs and legatees.
3.11 No Waiver. The failure of the Company to terminate this Agreement for the breach of any condition or covenant herein by Employee shall not affect the Company’s right to terminate for subsequent breaches of the same or other conditions or covenants. The failure of either party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be construed as a waiver of such provision or the right of the party thereafter to enforce each and every such provision.
3.12 Original Agreement. This Agreement amends and restates in its entirety the Old Employment Agreement as of the Effective Date. On the Effective Date, the Old Employment Agreement shall automatically terminate and be of no further force and effect. This Agreement further supersedes any and all prior agreements between Employee and the Company or the Company’s predecessors in interest with respect to Employee’s employment, and any such prior agreements shall be void and of no further force and effect as of the Effective Date.

3.13. 409A Limitations. If Employee is a “specified employee” within the meaning of Section 1.409A-1(i) of the Treasury regulations as of the date of termination, then payments to Employee hereunder shall not be made before the date that is six months after the date of termination (or if earlier, the date of death of Employee); provided, however, that during such six-month period, the Company shall make any and all payments contemplated hereunder to the extent such payments do not exceed two times the lesser of (i) Employee’s annualized compensation, based upon the annual rate of compensation for the calendar year preceding the year in which the date of termination occurs, or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), for the year in which the date of termination occurs; and provided further that any amounts deferred hereunder shall be paid in a lump-sum amount at the expiration of such six-month period. It is the parties’ intent that no payment made or to be made hereunder shall be subject to the provisions of Section 409A(a)(1)(B) of the Code. Accordingly, notwithstanding any payment date or schedule specified above, the parties agree to work expeditiously to amend this Agreement to conform to this intent and shall interpret and apply the provisions of this Agreement in accordance with Section 409A of the Code.
3.14 Arbitration. Subject to the exceptions set forth below, Employee agrees that any and all claims or disputes that Employee has with the Company, or any of its employees, which arise out of Employee’s employment or under the terms thereof, shall be resolved through final and binding arbitration, as specified herein. This shall include, without limitation, disputes relating to this Agreement, Employee’s employment with the Company or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Securities Act, the Racketeer Influenced and Corrupt Organizations Act, or any other federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of Employee’s employment with the Company or its termination. The only claims or disputes not covered by this paragraph are disputes related to (i) claims for benefits under the unemployment insurance or workers’ compensation laws, and (ii) issues affecting the validity, infringement or enforceability of any Trade Secret or patent rights held or sought by the Company or which the Company could otherwise seek; in both of the foregoing cases such claims or disputes shall not be subject to arbitration and will be resolved pursuant to applicable law. Binding arbitration will be conducted in Denver, Colorado in accordance with the rules and regulations of the American Arbitration Association (“AAA”), by an arbitrator selected from the AAA Commercial Disputes Panel with a minimum of five years experience in employment law. If, at the time the dispute in question arose, Employee lives and works more than 100 miles from Denver, Colorado, then Employee has the option of requesting the arbitration take place in the county in which the Company has an office that is nearest to Employee’s place of residency. Employee understands and agrees that the arbitration shall be instead of any jury trial and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.
3.15 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.
* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

GLOBAL EMPLOYMENT HOLDINGS, INC.
By:	/s/ Richard Goldman
Richard Goldman
Member of the Board of Directors and Compensation Committee

By:	/s/ Steven List
Steven List
Chief Operating Officer

GLOBAL EMPLOYMENT SOLUTIONS, INC.
By:	/s/ Richard Goldman
Richard Goldman
Member of the Board of Directors

By:	/s/ Steven List
Steven List
Chief Operating Officer

EMPLOYEE
/s/ Howard Brill
Howard Brill